Exhibit 99.1

REALTY INCOME ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

SAN DIEGO, CALIFORNIA, January 29, 2020….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that its EVP, Chief Financial Officer and Treasurer Paul Meurer is leaving the company. To ensure a smooth transition, Mr. Meurer will serve as a senior advisor to the company through March 31, 2020. Sean Nugent, the company’s Senior Vice President, Controller, will serve as Principal Financial Officer and Treasurer, until such time as the company appoints a new Chief Financial Officer. The company has begun a search for a new Chief Financial Officer.
"Paul has been instrumental in executing on our company’s growth strategy, identifying and bringing in many qualified people who have strengthened our company and judiciously looking after our capital markets needs, said Sumit Roy, Realty Income’s President and Chief Executive Officer. I want to thank Paul for his valued partnership and tremendous contributions to the company over the many years, he continued. I want to further thank Paul for his dedication to the company and his ongoing support through a thoughtful transition."
"On behalf of the Board, I want to thank Paul for his service to Realty Income, said Michael McKee, Chairman of the Board of Directors. He has been a trusted partner in building this company into what it is today. We wish him the very best in his next endeavors."
"It has been an honor and a privilege to be associated with Realty Income for over 25 years, Mr. Meurer said. I thoroughly enjoyed serving as an investment banking advisor during the company’s initial NYSE listing in 1994 and their early growth as a public company. Since joining Realty Income as Chief Financial Officer in 2001, I have participated in the company’s growth from approximately 1,100 properties and $1.0 billion in total market capitalization to an S&P 500 company today with over 5,900 properties and approximately $34 billion in total market capitalization. I thank my colleagues for their tireless work as fiduciaries on behalf of all Realty Income stakeholders. It has been an absolute pleasure to serve alongside you. I am focused on ensuring a smooth transition at Realty Income and am excited for the company’s future."
The company reaffirms its previously announced 2019 AFFO per share guidance of $3.29 to $3.34.
About Realty Income
Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,900 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 595 consecutive common stock monthly dividends throughout its 51-year operating history and increased the dividend 105 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.
Forward-Looking Statements
Statements in this press release that are not strictly historical are forward-looking statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.
Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets
(858) 284-5177